Exhibit 99.1

FOR IMMEDIATE RELEASE		August 1, 2024
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST REPORTS IMPROVED SECOND-QUARTER FINANCIAL RESULTS

•New customer rates, record heat positively impact quarter-over-quarter earnings

•Customer and sales growth continue to reflect a strong Arizona economy

•Expanded bill assistance, heat relief and energy efficiency programs provide greater support to customers

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $203.8 million, or $1.76 per diluted share of common stock, for the quarter ended June 30, 2024. This result compares with consolidated net income of $106.7 million, or $0.94 per diluted share, for the same period in 2023.

New customer rates, which took effect in March 2024, and record June heat were the primary drivers in the quarter-over-quarter improvement. Increases in customer usage and growth, and higher revenue from a surcharge resulting from the outcome of the utility’s 2019 Rate Case appeal, also contributed significantly to the company’s bottom line. These positive factors were partially offset by higher depreciation and amortization expense mostly due to increased plant and intangible assets; and higher interest charges, net of AFUDC.

“Our second quarter was marked by warmer-than-normal temperatures, including June being the hottest on record in the Phoenix metropolitan area,” said Pinnacle West Chairman, President and Chief Executive Officer Jeff Guldner. “Since weather directly affects how much energy our customers use to cool their homes and businesses, retail sales and financial results were meaningfully higher than a year ago.” By comparison, Guldner also noted that last year’s second-quarter results were negatively impacted by cooler-than-usual temperatures, including the mildest June on record since 2009.

Hotter Temperatures Contribute to Increased Customer Energy Consumption
In addition to 5.5% weather-normalized sales growth and strong customer growth of 2.1% during the quarter, weather variations also spurred an increase in energy consumption. The average high and low temperatures were higher during the 2024 second-quarter than last year’s comparable period – and were well over historical averages.

According to the National Weather Service, the average high temperature in the Phoenix area during the 2024 second quarter was 97.6 degrees Fahrenheit – an increase of 2% over last year’s second quarter and 1.4% above 10-year historical averages. More so, June was the warmest on record with an average high temperature of 109.4 degrees and an average overnight low temperature of 84.6 degrees.
The number of residential cooling degree-days (a utility’s measure of the effects of weather) in this year’s second quarter increased a noteworthy 52.8% compared to the same period a year ago and was a remarkable 23.5% higher than historical 10-year averages. June 2024, in fact, had 79.9% more cooling degree-days than in June 2023.

Operationally, Guldner said company employees continue to execute well, ensuring reliable customer service amidst the extreme summer temperatures and increased customer demand.

“At APS, we have a saying that the summer season is our time; it’s when our year-round preparation comes to light,” he said. “For almost 140 years, our employees and service have helped make it possible for Arizona to grow and prosper. Their efforts are part of what has made the region attractive to families, businesses and investment. As temperatures intensify throughout the West, providing safe, reliable and affordable energy is more critical than ever to ensure Arizona remains a comfortable, livable and thriving environment.”

APS plans years in advance to ensure reliable energy, while not sacrificing affordability and continuing to build toward a clean energy future. Resource planners secure a diverse energy mix to meet demand, including solar and wind power, battery energy storage and nuclear. When extreme temperatures cause demand to increase over long stretches, APS utilizes flexible resources like natural gas to keep homes and businesses cool. As part of the company’s vigorous planning, APS recently executed agreements on multiple projects that are scheduled to come online between 2026 and 2028, including more than 400 megawatts of APS-owned resources.

Additionally, part of delivering on that responsibility to customers means striving for an industry-leading, best-in-class customer experience. Company-wide efforts to provide a more frictionless customer experience continue to pay off as measured by J.D. Power. Through the first half of 2024, APS ranked in the first quartile of large investor-owned utilities for both residential and business overall customer satisfaction. “This progress can only be achieved through collaborative, cross-functional efforts across our entire company and from every employee,” said Guldner. “We put our customers first, and these latest results indicate they appreciate the service we are delivering.”

Resources Available to Help Customers Manage Energy Use & Bills
APS provides a variety of resources and money-saving tips to help customers stay comfortable and manage their electric bills through summer’s scorching temperatures.

The APS mobile app and aps.com let customers check their energy use, access energy-saving tips customized to their service plan, and monitor and report outages.

Additionally, in the face of extreme temperatures and prolonged heat, APS has expanded its heat-relief initiatives, including partnering with local community organizations to aid the state’s most vulnerable populations. This includes support for The Salvation Army’s network of cooling and hydration stations across Arizona; a collaboration with the Foundation for Senior Living offering emergency repair or replacement of AC systems during the scorching summer months; and homelessness prevention and eviction-protection assistance program in partnership with St. Vincent de Paul.

The company also offers a variety of assistance programs for those who are struggling with their bill. These resources include the Energy Support programs, which provide limited-income customers with up to a 60% discount on their monthly bill; Crisis Bill Assistance, providing up to $1,000 annually to qualified limited-income customers who experience unexpected financial hardship; and Project SHARE, a Salvation Army-administered service providing up to $500 annually in emergency energy bill assistance.

APS customers needing aid are encouraged to visit aps.com/support for a full list of assistance programs, including up-to-date details on year-round financial resources and support. Solutions range from short-term guest access and safety nets to long-term crisis and housing support.

Financial Outlook
For 2024, the company continues to estimate its consolidated earnings guidance will be in the range of $4.60 to $4.80 per diluted share on a weather-normalized basis. Key factors and assumptions underlying this outlook can be found in the first-quarter 2024 earnings presentation slides at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the company’s 2024 second-quarter results, as well as recent developments, at noon ET (9 a.m. Arizona time) today, August 1. Join the live webcast at www.pinnaclewest.com/presentations for audio of the call and slides, or dial (888) 506-0062 or (973) 528-0011 for international callers and enter participant access code 830240. A replay of the webcast can be accessed for 30 days at pinnaclewest.com/presentations. A replay of the call also will be available until 11:59 p.m. ET, Thursday, August 8, 2024, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering replay passcode 50835.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of nearly $26 billion, about 6,500 megawatts of generating capacity and approximately 6,100 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to approximately 1.4 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as "estimate," "predict," "may," "believe," "plan," "expect," "require," "intend," "assume," "project," "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•uncertainties associated with the current and future economic environment, including economic growth rates, labor market conditions, inflation, supply chain delays, increased expenses, volatile capital markets, or other unpredictable effects;
•our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;
•variations in demand for electricity, including those due to weather, seasonality (including large increases in ambient temperatures), the general economy or social conditions, customer, and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;
•the potential effects of climate change on our electric system, including as a result of weather extremes such as prolonged drought and high temperature variations in the area where APS conducts its business;
•power plant and transmission system performance and outages;
•competition in retail and wholesale power markets;
•regulatory and judicial decisions, developments, and proceedings;
•new legislation, ballot initiatives and regulation or interpretations of existing legislation or regulations, including those relating to environmental requirements, regulatory and energy policy, nuclear plant operations and potential deregulation of retail electric markets;
•fuel and water supply availability;
•our ability to achieve timely and adequate rate recovery of our costs through our rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•the ability of APS to meet renewable energy and energy efficiency mandates and recover related costs;
•the ability of APS to achieve its clean energy goals (including a goal by 2050 of 100% clean, carbon-free electricity) and, if these goals are achieved, the impact of such achievement on APS, its customers, and its business, financial condition, and results of operations;
•risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•current and future economic conditions in Arizona;
•the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, or other catastrophic events, such as fires, explosions, pandemic health events or similar occurrences;
•the development of new technologies which may affect electric sales or delivery, including as a result of delays in the development and application of new technologies;
•the cost of debt, including increased cost as a result of rising interest rates, and equity capital and our ability to access capital markets when required;
•environmental, economic, and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;
•volatile fuel and purchased power costs;
•the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;
•the liquidity of wholesale power markets and the use of derivative contracts in our business;
•potential shortfalls in insurance coverage;
•new accounting requirements or new interpretations of existing requirements;
•generation, transmission and distribution facilities and system conditions and operating costs;
•our ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;
•the willingness or ability of our counterparties, power plant participants and power plant landowners to meet contractual or other obligations or extend the rights for continued power plant operations; and
•restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in the most recent Pinnacle West/APS Form 10-K and 10-Q along with other public filings with the Securities and Exchange Commission, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

# # #

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Operating Revenues	$1,308,994	$1,121,703	$2,260,706	$2,066,658

Operating Expenses
Fuel and purchased power	437,172	407,754	795,036	802,258
Operations and maintenance	272,266	277,238	529,844	527,318
Depreciation and amortization	225,017	195,101	435,311	387,007
Taxes other than income taxes	58,651	57,642	117,815	114,780
Other expense	2,141	688	2,161	1,298
Total	995,247	938,423	1,880,167	1,832,661

Operating Income	313,747	183,280	380,539	233,997

Other Income (Deductions)
Allowance for equity funds used during construction	8,910	13,034	19,202	28,095
Pension and other postretirement non-service credits - net	12,877	10,474	24,445	20,339
Other income	5,885	6,406	36,492	12,483
Other expense	(3,032)	(4,813)	(10,599)	(8,944)
Total	24,640	25,101	69,540	51,973

Interest Expense
Interest charges	108,891	93,832	208,665	181,951
Allowance for borrowed funds used during construction	(11,036)	(12,317)	(24,177)	(25,039)
Total	97,855	81,515	184,488	156,912

Income Before Income Taxes	240,532	126,866	265,591	129,058

Income Taxes	32,421	15,897	36,312	17,080

Net Income	208,111	110,969	229,279	111,978

Less: Net income attributable to noncontrolling interests	4,306	4,306	8,612	8,612

Net Income Attributable To Common Shareholders	$203,805	$106,663	$220,667	$103,366

Weighted-Average Common Shares Outstanding - Basic	113,695	113,411	113,658	113,385

Weighted-Average Common Shares Outstanding - Diluted	115,803	113,717	115,015	113,657

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$1.79	$0.94	$1.94	$0.91
Net income attributable to common shareholders - diluted	$1.76	$0.94	$1.92	$0.91